Exhibit 10.1

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

2000 LONG TERM INCENTIVE PLAN

NOTICE OF 2006 AWARD

Grantee:

Effective Date:  January 1, 2006

1.             Grant. Pursuant to the Texas Eastern Products Pipeline Company, LLC 2000 Long Term Incentive Plan (the “Plan”), Texas Eastern Products Pipeline Company, LLC (“TEPPCO”) hereby grants you, as of the Effective Date,                 Long Term Incentive Units (the “Award”) with respect to the Performance Period beginning on January 1, 2006, and ending on December 31, 2008.

2.             Vested Interest. At the end of the Performance Period, the Chairman of the Board of Directors of Texas Eastern Products Pipeline Company, LLC shall determine your Vested Interest in the Award as follows:  (A) minus (B), multiplied by (C), where (A) is the Economic Value Added for the Performance Period, (B) is the Benchmark, and (C) is .00000305%. The Benchmark is $85,776,000.

3.             Automatic Replacement of Award with an EPCO Award. Notwithstanding anything in this Notice to the contrary, effective upon a consolidation, merger or combination of the businesses of Enterprise Product Partners, L.P. and TEPPCO Partners, L.P., (a “Business Combination”), as determined by EPCO, in its discretion, prior to the end of the Performance Period, your Award under this Notice automatically shall terminate in full without payment. Upon such Business Combination, you will be granted either Restricted Units or Phantom Units (as determined by EPCO in its discretion) under an EPCO, Inc. long term incentive plan (the “EPCO Grant”). The EPCO Grant will be equal to the number of Long Term Incentive Units granted to you under this Notice, multiplied by the quotient of (i) the closing sales price of a TEPPCO Common Unit on the effective date of the Business Combination divided by (ii) the closing sales price of an Enterprise Products Common Unit on that date. The EPCO Grant will provide full vesting at the end of its four-year vesting period provided you are an employee of EPCO or its affiliates on that date. It will also provide for earlier vesting upon certain qualifying terminations of employment prior to the end of the vesting period consistent with the form of grant agreement adopted by EPCO in general with respect to such EPCO long-term incentive plan. The four-year vesting period for the EPCO Grant will begin on the date you received your 2006 Award under this Notice.

4.             Withholding of Taxes. EPCO may withhold from all payments to be paid to you pursuant to this Notice all taxes that, by applicable federal, state, local or other law of any applicable jurisdiction, it is required to withhold.

5.             Amendment. This Notice may be amended or modified by TEPPCO at any time, but no change that is materially adverse to you may be made without your written consent.

6.             Assignment by TEPPCO. TEPPCO may assign this Notice to any successor of TEPPCO or to any Affiliate of TEPPCO, including EPCO.

7.             Governing Law. The validity, interpretation, construction and enforceability of this Notice shall be governed by the laws of the State of Texas without giving effect to a choice or conflict of law provision or rule of such state.

8.             Severability. If a court of competent jurisdiction determines that any provision of this Notice is invalid or unenforceable, then the validity or enforceability of this provision shall not affect the validity or enforceability of any other provision of this Notice, and all other provisions shall remain in full force and effect.

9.             Plan. A copy of the Plan is attached hereto and incorporated by reference herein. Terms that are not specifically defined in this Notice shall have the meanings ascribed to them in the Plan. In the event of any conflict between the terms of this Notice and the Plan, the Plan shall govern.

TEXAS EASTERN PRODUCTS PIPELINE
COMPANY, LLC

By:
Name:
Title:

GRANTEE:

Name: